Exhibit 77M - Mergers

(a)	The Board of Trustees of each of BlackRock Funds and
BlackRock Funds II approved transactions whereby each of the following portfolios of BlackRock Funds (each, a "Target Portfolio") was reorganized (each, a "Reorganization") with an identically-named portfolio of BlackRock Funds II (each, an "Acquiring Portfolio"):

       Total Return Portfolio
       Total Return Portfolio II
       Enhanced Income Portfolio
       GNMA Portfolio
       Government Income Portfolio
       High Yield Bond Portfolio
       Intermediate Bond Portfolio II
       Intermediate Government Bond Portfolio
       International Bond Portfolio
       Inflation Protected Bond Portfolio
       Long Duration Bond Portfolio
       Low Duration Bond Portfolio
       Managed Income Portfolio
       Kentucky Municipal Bond Portfolio
       Delaware Municipal Bond Portfolio
       Ohio Municipal Bond Portfolio
       AMT-Free Municipal Bond Portfolio
       BlackRock Strategic Portfolio I
       Prepared Portfolio 2010
       Prepared Portfolio 2015
       Prepared Portfolio 2020
       Prepared Portfolio 2025
       Prepared Portfolio 2030
       Prepared Portfolio 2035
       Prepared Portfolio 2040
       Prepared Portfolio 2045
       Prepared Portfolio 2050
       Conservative Prepared Portfolio
       Moderate Prepared Portfolio
       Growth Prepared Portfolio
       Aggressive Growth Prepared Portfolio
(b)	Each Reorganization was accomplished pursuant to the terms
of an agreement and plan of reorganization (the "Plan"). The Boards of Trustees of BlackRock Funds and BlackRock Funds II approved the Plan and related transactions at a meeting held on May 31, 2007. Each Reorganization closed on June 8, 2007. Following the Reorganizations, each shareholder of a Target Portfolio held shares of the corresponding Acquiring Portfolio with the same aggregate net asset value as the shares held in the Target Portfolio prior to the Reorganization.